Filed Pursuant to Rule 424(b)(3)
Registration No. 333-183685

ORAGENICS, INC.

9,437,834 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 3

DATED DECEMBER 19, 2012

(To Prospectus dated September 26, 2012 and Prospectus Supplement No. 1 dated October 25, 2012 and

Prospectus Supplement No. 2 dated November 13, 2012)

This Prospectus Supplement No. 3 supplements that certain Prospectus dated September 26, 2012 as supplemented by Prospectus Supplement No. 1 dated October 25, 2012 and Prospectus Supplement No.2 dated November 13, 2012 of Oragenics, Inc. (the “Company”) relating to the offer and sale from time to time by the selling stockholders named therein of up to 9,437,834 shares of our common stock (as amended and supplemented from time to time, the “Prospectus”). This Prospectus Supplement No. 3 is not complete without, and may not be delivered or used except in connection with, the original Prospectus, including all amendments and supplements thereto.

This Prospectus Supplement No. 3 includes the attached Current Report on Form 8-K as filed by the Company with the Securities and Exchange Commission on December 19, 2012 and updates, amends and supplements the information included or incorporated by reference in the Prospectus. This prospectus supplement should be read in conjunction with the prospectus dated September 26, 2012, and Supplement No. 1 dated October 25, 2012 and Supplement No.2 dated November 13, 2012. If there is any inconsistency between the information in this Prospectus Supplement No. 3 and the Prospectus, you should rely on the information in this Prospectus Supplement No. 3.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision. Investing in our common stock involves a high degree of risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 3 (or the Prospectus, including any supplements or amendments thereto) is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 3 is December 19, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: December 14, 2012

(Date of earliest event reported)

Oragenics, Inc

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e)	Compensatory Arrangements of Certain Officers.

On December 14, 2012, the Compensation Committee of the Board of Directors of Oragenics, Inc. (the “Company”) approved fiscal year-end cash incentive awards for 2012 for each of the Company’s named executive officers currently employed with the Company in the amounts set forth below.

Name and Principal Position	Bonus

John Bonfiglio
President and Chief Executive Officer	$70,000

Michael Sullivan
Chief Financial Officer	$5,000

Martin Handfield
Vice-President, Research and Development	$5,000

Dr. Bonfiglio’s bonus for 2012 was based upon the Committee’s determination that Dr. Bonfiglio has met certain of the previously established performance goals. The bonuses for Mr. Sullivan and Mr. Handfield were discretionary awards determined by the Committee. In addition, the Compensation Committee awarded an aggregate of $7,500 in discretionary cash bonuses to other employees.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 19th day of December, 2012.

ORAGENICS, INC. (Registrant)

BY:	/s/ Michael Sullivan
Michael Sullivan
Chief Financial Officer